NOTICE OF ANNUAL GENERAL MEETING

TAKE NOTICE that the annual general meeting (the "Meeting") of the shareholders of PACIFIC ASIA CHINA ENERGY INC. (the "Company") will be held on Wednesday, August 8th, 2007, at the Metropolitan Hotel Vancouver, 645 Howe Street, Vancouver, B.C. V6C 2Y9 at 11:00 am for the following purposes:

1.

To receive and consider the report of the directors and the Audited Financial Statements of the Company for the year ended February 28, 2007, together with the Auditor's Report.

2.

To re-appoint Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, as the Auditor for the Company, and to authorize the Directors to fix the remuneration to be paid to the Auditor.

3.

To fix the number of directors at seven (7).

4.

To elect Directors for the ensuing year.

5.

To reaffirm the Company’s existing stock option plan for the ensuing year, as more fully set forth in the information circular accompanying this notice.

6.

To transact such other business as may be brought before the Meeting.

The accompanying information circular provides additional information relating to the matters to be dealt with at the meeting and is deemed to form part of this notice.

If you are unable to attend the meeting in person, please complete, sign and date the enclosed form of proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the form of proxy accompanying this notice.

DATED at Kelowna, British Columbia this 27th day of June, 2007.

BY ORDER OF THE BOARD

“Devinder Randhawa”

Devinder Randhawa, C.E.O.